Exhibit 10.2

CHANGES TO COMPENSATION ARRANGEMENTS FOR NON-EMPLOYEE DIRECTORS
Adopted by the Board of Directors on May 3, 2011

Commencing on July 1, 2011, meeting fees payable to the non-employee directors will be eliminated.  Instead, non-employee directors will be paid an additional annual stipend of $20,000 (in addition to the current annual stipend of $30,000) pro-rated for 2011 to $10,000.  In addition, also commending on July 1, 2011, non-employee directors who serve on three or more committees will be paid an additional annual retainer of $5,000, pro-rated to $2,500 for 2011.  The Chair of each Committee will continue to be paid an additional annual stipend of $10,000.  All fees are paid on a quarterly basis.

On May 10, 2011, each of the non-employee directors will be granted shares of the Company’s restricted stock having a value of $84,000.  The number of shares of restricted stock to be granted will be calculated by dividing the awarded value by the closing price of a share of the Company’s Common Stock as reflected on the New York Stock Exchange on May 10, 2011.  The restricted stock will be granted pursuant to the terms of the Company’s 2011 Stock Benefit Plan.